EXHIBIT 99.1

Research on Ceragenins to be Highlighted at Leading International Conference on Infectious Disease

Denver, CO, September 20, 2006 — Ceragenix Pharmaceuticals, Inc., a biopharmaceutical company focused on infectious disease and dermatology, today announced that Dr. Paul Savage, Professor of Chemistry in the Department of Chemistry at Brigham Young University, has been selected to be the opening speaker during the “All New Antimicrobial Agents” session of the 46th annual meeting of the American Society for Microbiology’s (ASM’s) Interscience Conference on Antimicrobial Agents and Chemotherapy (ICAAC), which is being held at the Moscone Center in San Francisco from September 27 – 29, 2006. Dr. Savage’s oral presentation, which will take place on Wednesday, September 27 from 9:45 AM -11:45 AM PT in Room 134, will discuss the nine posters that are being presented at the conference, which describe in vitro antimicrobial activities of Ceragenins™ (or CSAs) against Methicillin Resistant Staph Aureus (MRSA), multidrug resistant ocular infections, activity against Clostridium Difficile (C. Diff), including a recently identified highly toxic strain, and activity against pseudomonas infections in cystic fibrosis patients. CSAs were invented by Dr. Savage and exclusively licensed to Ceragenix. In data previously presented by Dr. Savage and other researchers, CSAs have been shown to have broad spectrum antibacterial activity.

Steve Porter, Ceragenix’s Chairman and CEO stated: “We are honored that the American Society of Microbiology has selected Dr. Savage to present the results of the research from his laboratory and his research collaborators from around the world who contributed to the 9 poster presentations on our new class of antibiotic compounds.”

ICAAC is the American Society for Microbiology’s premier conference on infectious diseases. More than 12,000 physicians, researchers and other healthcare professionals from around the globe gather each year at ICAAC to foster worldwide solutions to the problem of infectious diseases. To enrich the attendee experience, the ICAAC Program Committee selects a faculty that includes internationally renowned scientists and complements the invited program with slide and poster abstract presentations.

About Ceragenins

Ceragenins, or CSAs, are synthetically produced small molecule chemical compounds comprised of a sterol backbone with amino acids and other chemical groups attached to them. These compounds have a net positive charge that is electrostatically attracted to the negatively charged cell membranes of certain viruses, fungi and bacteria. CSAs have a high binding affinity for such membranes (including Lipid A) and are able to rapidly disrupt the target membranes leading to rapid cell death. While CSAs have a mechanism of action that is also seen in antimicrobial peptides which form part of the body’s innate immune system, they may avoid many of the difficulties associated with their use as medicines.

About Ceragenix

Ceragenix Pharmaceuticals, Inc. (OTCBB:CGXP) is a biopharmaceutical company that discovers, develops and commercializes novel anti-infective drugs based on its proprietary class of compounds, Ceragenins(TM) (or CSAs). Active against a broad range of gram positive and negative bacteria, these agents are being developed as anti-infective medical device coatings (Ceracides(TM)) and as therapeutics for antibiotic-resistant organisms.

Ceragenix further owns exclusive rights to Barrier Repair Technology for the treatment of dermatological disorders including atopic dermatitis, neonatal skin disorders and others. Ceragenix’s patented Barrier Repair Technology, invented by Dr. Peter Elias and licensed from the University of California, is the platform for the development of two prescription topical creams—EpiCeram(R) and NeoCeram(R). For additional information on Ceragenix, please visit www.ceragenix.com.

FORWARD LOOKING STATEMENTS

This press release may contain forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, the following: the ability of the Company to raise sufficient capital to finance its planned activities, receiving the necessary marketing clearance approvals from the United States Food and Drug Administration (the “FDA”), successful clinical trials of the Company’s planned products including; the ability to enroll the studies in a timely manner, patient compliance with the study protocol, a sufficient number of patients completing the studies, and the ability to demonstrate the equivalence of EpiCeram® to a mid strength steroid , the ability of the Company to commercialize its planned products, the ability of the Company to consummate a favorable marketing agreement with a partner to market EpiCeram®, market acceptance of the Company’s planned products, the Company’s ability to successfully develop its licensed compounds, alone or in cooperation with others, into commercial products, the ability of the Company to successfully prosecute and protect its intellectual property, and the Company’s ability to hire, manage and retain qualified personnel. The aforementioned factors do not represent an all inclusive list. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained in this press release. In particular, important factors that could cause actual results to differ materially from the Company’s forward-looking statements include general economic factors, business strategies, the state of capital markets, regulatory conditions, and other factors not currently known to the Company, may be significant, now or in the future, and these factors may affect the Company to a greater extent than indicated. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth in this press release and in other documents that the Company files from time to time with the Securities and Exchange Commission including its Annual Report on Form 10-KSB, Quarterly Reports on Form 10-QSB and Current Reports on Form 8-KSB to be filed in 2006. Except as required by law, the Company does not undertake any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:

Ceragenix

Steven S. Porter, 720-946-6440

or Geoff Plank

Financial Dynamics

(949) 574-3860

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